Special Shareholder Meeting

Unaudited

On November 15, 2012, a Special Meeting of the Shareholders of John Hancock Current Interest and its sole series, John Hancock Money Market Fund, was held at 601 Congress Street, Boston, Massachusetts, for the purpose of considering and voting on the following proposal:

Proposal: Election of thirteen (13) Trustees as members of the Board of Trustees of John Hancock Current Interest.

	TOTAL VOTES	TOTAL VOTES WITHHELD
	FOR THE NOMINEE	FROM THE NOMINEE
Independent Trustees
Charles L. Bardelis	239,984,953.11	2,204,351.04
Peter S. Burgess	239,963,402.19	2,225,901.96
William H. Cunningham	239,585,570.91	2,603,733.24
Grace K. Fey	239,590,446.08	2,598,858.07
Theron S. Hoffman	239,958,527.02	2,230,777.12
Deborah C. Jackson	239,590,446.08	2,598,858.07
Hassell H. McClellan	239,621,820.97	2,567,483.18
James M. Oates	239,953,454.18	2,235,849.97
Steven R. Pruchansky	239,948,835.46	2,240,468.69
Gregory A. Russo	239,926,894.70	2,262,409.45
Non-Independent Trustees
James R. Boyle	239,960,795.66	2,228,508.49
Craig Bromley	239,931,903.26	2,257,400.89
Warren A. Thomson	239,960,795.66	2,228,508.49